Exhibit 5.1
June 18, 2025
Pegasystems Inc.
225 Wyman Street
Waltham, MA 02451

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Pegasystems Inc. (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for registration under the Securities Act of 10,000,000 additional shares of the Company’s common stock, $0.01 par value per share (the “LTIP Shares”), issuable pursuant to the Pegasystems Inc. 2004 Long-Term Incentive Plan (the “LTIP”).

We have examined the Restated Articles of Organization of the Company (including Articles of Amendment thereto), the corporate minute books, the Amended and Restated By-Laws of the Company, the LTIP and the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Company under the LTIP, as in effect on the date hereof, when issued in accordance with the terms of the LTIP will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP